Filed Pursuant to Rule 433
Registration No. 333-277673

BANK OF AMERICA CORPORATION

MEDIUM-TERM NOTES, SERIES N

$500,000,000

FLOATING RATE SENIOR NOTES, DUE OCTOBER 2029

FINAL TERM SHEET

Dated October 16, 2026

Issuer:	Bank of America Corporation

Ratings of this Series*:	A1 (Moody’s)/A- (S&P)/AA- (Fitch)

Title of the Series:	Floating Rate Senior Notes, due October 2029 (the “Notes”)

Aggregate Principal Amount Initially Being Issued:	$500,000,000

Issue Price: Selling Agents’ Commission:	100% 0.20%

Net Proceeds to Issuer:	$499,000,000

Trade Date:	October 16, 2026

Settlement Date:	October 20, 2026 (T+2)

Maturity Date:	October 20, 2029

Ranking:	Senior

Minimum Denominations:	$2,000 and multiples of $1,000 in excess of $2,000

Floating Interest Rate:	Base Rate plus the spread of 74 basis points per annum, payable quarterly in arrears for each quarterly Interest Period from, and including, the Settlement Date to, but excluding, the Maturity Date.

Base Rate:	Compounded SOFR, which is a compounded average of daily SOFR (the Secured Overnight Financing Rate) as determined for each quarterly Interest Period in accordance with the Payment Delay Convention as set forth under “Description of the Notes—Floating-Rate Notes—Payment Delay Notes - Compounded SOFR, Compounded SONIA, Compounded CORRA and Compounded AONIA—Determination of Compounded SOFR (Payment Delay)” in the Issuer’s Series N Prospectus Supplement dated March 28, 2024 (the “Prospectus Supplement”).

Compounded SOFR Convention:	Payment Delay Convention. See “Description of the Notes—Floating-Rate Notes—Payment Delay Notes - Compounded SOFR, Compounded SONIA, Compounded CORRA and Compounded AONIA” in the Prospectus Supplement.

Interest Periods:	Each quarterly period from, and including, an Interest Period Demarcation Date (or, in the case of the first Interest Period, the Settlement Date) to, but excluding, the next Interest Period Demarcation Date (or, in the case of the final Interest Period, the Maturity Date or, if the Notes are redeemed, the redemption date).

Interest Period Demarcation Dates:	The 20th of each January, April, July, and October, commencing January 20, 2027 and ending on the Maturity Date or, if the Issuer elects to redeem the Notes prior to the Maturity Date, ending on the redemption date.

Interest Payment Dates:	The second Business Day following each Interest Period Demarcation Date; provided that the Interest Payment Date with respect to the final Interest Period will be the Maturity Date or, if the Notes are redeemed, the redemption date.

Rate Cut-Off Date:

The second U.S. Government Securities Business Day prior to the Maturity Date or redemption date, as applicable.

For purposes of calculating Compounded SOFR with respect to the final Interest Period, the level of SOFR for each U.S. Government Securities Business Day in the period from, and including, the Rate Cut-Off Date to, but excluding, the Maturity Date or redemption date, as applicable, shall be the level of SOFR in respect of such Rate Cut-Off Date.

Day Count Convention:	Actual/360

Business Days:	New York/Charlotte and U.S. Government Securities Business Day

Business Day Convention:	Modified Following Business Day Convention (Adjusted)

Listing:	None

Lead Manager and Sole Book-Runner:	BofA Securities, Inc.

Co-Managers:

ANZ Securities, Inc.

Apto Partners, LLC

Banco de Sabadell, S.A.

BMO Capital Markets Corp.

BNY Mellon Capital Markets, LLC

C.L. King & Associates, Inc.

CastleOak Securities, L.P.

CIBC World Markets Corp.

Citizens JMP Securities, LLC

Commonwealth Bank of Australia

Fifth Third Securities, Inc.

First Citizens Capital Securities, LLC

Goodbody Stockbrokers UC

Huntington Securities, Inc.

KeyBanc Capital Markets Inc.

Lloyds Securities Inc.

M&T Securities, Inc.

Mizuho Securities USA LLC

nabSecurities, LLC

Natixis Securities Americas LLC

Nomura Securities International, Inc.

Nordea Bank Abp

PNC Capital Markets LLC

Rabo Securities USA, Inc.

RB International Markets (USA) LLC

Samuel A. Ramirez & Company, Inc.

Scotia Capital (USA) Inc.

Siebert Williams Shank & Co., LLC

SMBC Nikko Securities America, Inc.

Standard Chartered Bank

TD Securities (USA) LLC

Truist Securities, Inc. UniCredit Capital Markets LLC Westpac Capital Markets LLC

CUSIP:	06051GNF2

ISIN:	US06051GNF27

Concurrent Offerings:

$2,000,000,000 5.385% Fixed/Floating Rate Senior Notes, due October 2029

$2,750,000,000 5.748% Fixed/Floating Rate Senior Notes, due October 2032

$2,750,000,000 6.062% Fixed/Floating Rate Senior Notes, due October2037

Optional Redemption:	The Issuer may redeem the Notes at its option, (a) in whole, but not in part, on October 20, 2028, or (b) in whole at any time or in part from time to time, on or after September 19, 2029 and prior to the Maturity Date, in each case, upon at least 5 business days’ but not more than 60 calendar days’ prior written notice to holders of the Notes at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

*

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each of the security ratings above should be evaluated independently of any other security rating.

Bank of America Corporation (the “Issuer”) has filed a registration statement (including the Prospectus Supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering, including additional information about SOFR as well as risks relating to SOFR. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead manager will arrange to send you the Prospectus Supplement and the prospectus if you request them by contacting BofA Securities, Inc., toll free at 1-800-294-1322. You may also request copies by e-mail from fixedincomeir@bofa.com or dg.prospectus_requests@bofa.com.

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